Exhibit 21 to the Annual Report on
                                            Form 10-K of W.W. Grainger, Inc.
                                            for the year ended December 31, 1997



                               W.W. GRAINGER, INC.


                      Subsidiaries as of December 31, 1997



Acklands - Grainger Inc. (Canada)

        -   370071 Alberta Ltd. (Alberta)  (50% owned)

        -   655206 Alberta Ltd. (Alberta)  (50% owned)

        -   AGI Investment Corporation (Alberta)

        -   Wilter Auto & Industrial Supply (Lloyd) Ltd. (Alberta)  (50% owned)

Dayton Electric Manufacturing Co. (Illinois)

Grainger Caribe, Inc. (Illinois)

Grainger FSC, Inc. (U.S. Virgin Islands)

Grainger International, Inc. (Illinois)

        -   WWG de Mexico, S.A. de C.V. (Mexico)

               -   Grainger, S.A. de C.V. (Mexico)

               -   WWG Servicios, S.A. de C.V. (Mexico)

        -   Grainger Canada Inc. (Canada)

Lab Safety Supply, Inc. (Wisconsin)

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